29th Quarterly Letter to Stockholders

November 9, 2026

Dear Harrow Stockholders:

The second-half ramp we anticipated materialized as Harrow reported record third quarter revenue of $99.3 million, up 41% sequentially and 39% year over year. Branded products led the way, providing $83.5 million in revenue, up 62% year over year and approximately 84% of our total revenue. GAAP net income was $9.8 million, which included a $5.0 million litigation settlement gain, and Adjusted EBITDA was $21.2 million.

Reflecting on 2026 Guidance
When providing 2026 guidance, our intention was to avoid setting ambitious targets and then falling short. We guided to $350–365 million in revenue for the year, including $133–153 million in the first half. We ultimately delivered $114.9 million in the first half, about $28 million below the first-half midpoint, and a meaningful miss — which I acknowledge.
Here is what we got right, what we missed, and what we have changed and what we are changing:
VEVYE® net revenues were the primary driver of our first-half miss. Aside from minor misses on some of our smaller products, assumptions we made about VEVYE revenue under our expanded commercial coverage proved too optimistic, especially around our projected gross-to-net (GTN) vs. actual GTN — and that is what hit us hard.
We have since changed the economics of each VEVYE prescription, and current results confirm that our adjustments are working. Since making these changes, net revenue per VEVYE prescription is improving in line with our internal expectations, a trend that we expect to continue, especially after we begin to access the recent coverage win (discussed more below).
With the above said, there are broader points worth highlighting: We deliberately built one of the most diverse portfolios in ophthalmology. This allows us to offer more solutions to eye care professionals and their patients. I view our product breadth as an important long-term feature, not a bug. The challenge, from a forecasting perspective, particularly as we introduce new products and expand into adjacent markets, is predicting precisely when and how much each product will contribute in a given 90 day period. Too often during a quarter, weakness in one product is not overcome by strength in another. I have seen this type of quarterly choppiness smooth out over annual periods and I am confident that annual guidance numbers will better serve my intent to set appropriate revenue performance expectations. Therefore, as we provide 2027 guidance during our fourth quarter conference call early next year, I intend to go back to our "annual revenue greater than X" approach.
We plan to provide annual guidance and report clearly each quarter on our progress and the risks to that outlook. Our historical annual revenue growth trajectory speaks for itself. That said, today we have more resources, more and better talent supporting the business, a phenomenal and growing product pipeline — all providing profitable revenue generation from assets with far greater potential than at any other time in our history.
Turning to the fourth quarter, we are also now in what we expect to be our strongest quarter of the year. Here are additional points that support my confidence in our business:
•VEVYE is gaining momentum. Business-rule changes we made earlier this year, along with a more productive and maturing expanded sales force, drove record quarterly revenue, bringing performance back closer to our original 2026 model. We are still behind where we had initially hoped to be from a revenue perspective, but are quickly gaining ground as GTN improves.

Separately, our new coverage win (10+ million commercial lives) is expected to take effect January 1, strengthening our 2027 outlook.

•IHEEZO is heading into its strongest period. The team's new retina account wins and deeper penetration of existing accounts have more than offset the units we lost when IHEEZO's pass-through status expired. With a permanent product-specific J-Code in the office setting of care, strong reimbursement, and a growing customer base, we expect a record fourth quarter and a record year for IHEEZO unit demand.

•TRIESENCE revenues are climbing. TRIESENCE® topped $10 million in quarterly revenue for the first time since we acquired and relaunched it. Surgical adoption is rising, and we expect a strong fourth quarter. This is sticky revenue. As I've said on prior calls, my experience is that practices who integrate products into surgical workflows, and experience outstanding clinical outcomes, tend to continue to use — and even expand use — as opposed to trimming or ceasing use. This can drive a long-term cycle of growth which is what I expect from TRIESENCE, given its relatively low penetration in its largest market opportunity.

•BYOOVIZ went wide before it went deep. The headline in the third quarter was a revenue miss for BYOOVIZ compared to our launch expectations. However, more accounts tried BYOOVIZ than we modeled. Demand picked up in September and has carried into the fourth quarter. Taken together, we expect the third and fourth quarters, in the aggregate, to put us in range of achieving our internal BYOOVIZ model for the full year.

•Specialty and compounding should grow. The Specialty Products and Dry Eye Disease teams recently merged, creating a fortified Ocular Surface Disease team. We now have a much larger sales force promoting VEVYE as its primary product, but also promoting VERKAZIA® and NATACYN® — which is already correlating to growing prescription volumes. We expect the fourth quarter to be the strongest period for our specialty and compounded products.

•TYRVAYA starts contributing. Our recently completed acquisition of TYRVAYA® should make its first revenue contribution in the fourth quarter, strengthening our Ocular Surface Disease franchise.

Today, we are reaffirming our full-year revenue guidance of $350–365 million. Hitting our revenue target requires fourth-quarter revenue of about $136–151 million. That is sequential revenue growth of roughly 37–52%, and it will take strong execution across the business. For context, our revenue grew about 30% on average from the third quarter to the fourth over the last two years (36% in 2024 and 24% in 2025). This year, while our established products are growing on a stronger trajectory, supported by our expanded sales force and broader commercial coverage, we have two new revenue sources: (i) a first quarter of TYRVAYA, and (ii) growth in BYOOVIZ.

We also see reasonable scenarios in which we finish modestly below the low end of our revenue range, mostly because of order timing and year-end purchasing. Based on what we see today (i.e. second-half revenue to exceed the high end of what we contemplated in March), we believe the low end is achievable, and maintaining revenue guidance is the right call.
We are lowering our Adjusted EBITDA outlook from $80 million to $100 million to a floor of "more than $40 million," including more than $33 million in the fourth quarter. This is a significant change, and I want to explain why we are making it.
Our first-half revenue shortfall, driven by VEVYE, combined with lower-than-expected gross margins throughout this year, put us behind our original Adjusted EBITDA expectations. Even so, we still saw a path to achieving our original guidance through a strong second half, supported by accelerating revenue growth and a favorable mix of higher-margin products. The third quarter demonstrated some of that acceleration, delivering $21.2 million in Adjusted EBITDA and bringing our year-to-date total to $7.3 million, but third quarter profitability came in below our model. This shortfall primarily reflected our decisions to accelerate several important R&D initiatives and certain cash-pay-related expenses. As a result, we are still short of where we needed to be to hit our full-year number. Reaching the low end of our original guidance would still require close to $73 million in fourth-quarter Adjusted EBITDA, an exceptionally strong finish, even considering the momentum we are seeing across our business.

As we evaluated the balance of the year, we also made several decisions to accelerate important initiatives and strengthen the business heading into 2027. Some of these decisions will affect cash, while others, such as the TYRVAYA transition, will affect fourth quarter profitability. Our revised outlook reflects the shortfall against our original plan, the continued acceleration of strategic initiatives, and additional fourth quarter considerations:

•G-MELT™. Following our pre-NDA meeting, we now plan to submit the G-MELT NDA this year, ahead of the first-half 2027 timeline we discussed in August. A 2026 submission brings the FDA application fee, along with other submission-related costs, into the fourth quarter. Our new outlook assumes those costs are incurred this year.

•R&D Expenses. We accelerated several development programs during the year, including the IHEEZO QUELL study that we just completed, the ongoing phase 3 TRIESENCE study, and the continued advancement of YOCHIL, which increased R&D expense above our original plan in the third-quarter and will continue to affect our expense profile in the fourth quarter.

•TYRVAYA®. Following the October 1 acquisition, we are onboarding our new colleagues and transitioning operations from Viatris. These activities, along with purchase accounting associated with acquired inventory, will affect fourth-quarter profitability.

•Royalties. We expect certain product specific royalties to step up in the fourth quarter as we surpass annual revenue thresholds ahead of our 2026 model, triggering a slightly increased royalty tier associated with sales of the product. This is an obligation we are pleased to incur, as it reflects the continued growth and success of the product.

Taken together, lower-than-anticipated gross margins, our Q3 profitability shortfall, and additional Q4 strategic initiatives have changed our expectations for full-year Adjusted EBITDA. Nevertheless, incurring these costs is the right long-term call for our stockholders. Rather than depend on an unusually favorable fourth-quarter revenue mix to overcome these additional costs, we believe the prudent approach is to establish an Adjusted EBITDA floor that reflects our current outlook and the remaining variability in fourth-quarter expenses. Importantly, our outlook calls for more than $33 million in fourth-quarter Adjusted EBITDA, which would represent our strongest quarterly performance of the year. Once again — this is a floor, not a ceiling, and we believe there is opportunity to exceed it as we execute through the balance of the year.

We expect to enter 2027 with a much stronger foundation, increased commercial visibility, and growing momentum across our business. Our commercial investments are translating into economic accomplishment; VEVYE's expanding coverage and improving prescription economics are creating opportunities to increase prescription volume and profit per prescription; and our retina and surgical portfolios continue to gain traction. With TYRVAYA, a larger sales organization, new clinical evidence, and an anticipated G-MELT NDA submission (ahead of schedule), we are well positioned for continued growth in 2027 and beyond.
Four Focused Commercial Teams

Upon closing the TYRVAYA acquisition, we reorganized our commercial operations into four focused teams, each built around shared prescribers, care settings, and purchasing dynamics. Ocular Surface Disease, now our largest team (after adding approximately 40 experienced personnel from Viatris), combines our dry eye and specialty organizations to promote our ocular surface portfolio to the medical optometric and front of the eye ophthalmologist prescriber communities. Retina focuses on retina specialists and multi-specialty practices for in-office procedures. Surgical serves cataract and refractive surgeons with a comprehensive peri-operative portfolio, with G-MELT expected to expand that offering upon FDA approval. Finally, Access+ is focused on our compounded products and supporting customers across all three branded teams. You can see the breakdown in our updated corporate presentation.

The goal is simple: put the right products with the right representatives in front of the right customers. By organizing around shared customer relationships, we can leverage our growing portfolio more efficiently, make every sales call more productive, and provide a better experience for the eye care professionals we serve.

HarrowRx: Improving Prescription Workflow Management

Our branded sales teams are now supported by HarrowRx, a single specialty pharmacy platform launched on November 1, 2026. HarrowRx is integrated with the electronic medical record (EMR) systems prescribers already use, so physicians can prescribe or order any of Harrow’s products, along with new services and features we intend to add over the coming months and into 2027.

Instead of choosing among multiple specialty pharmacies, hubs, and savings programs and remembering which applies to each product, Harrow customers can now send every Harrow prescription to one destination. HarrowRx then directs each prescription or order to the appropriate channel: prescriptions for our pharmacy-benefit products are supported and dispensed through our pharmacy partner network, and orders for our buy-and-bill products are routed to our distribution partner for support and fulfillment. HarrowRx simplifies how practices work with Harrow, making it easier to do business with us.

Building a Leading Ocular Surface Disease Franchise

Dry Eye Disease

VEVYE and TYRVAYA approach dry eye through different mechanisms and routes of administration, giving physicians two distinct options for patients. They also fit well together commercially. Our expanded Ocular Surface Disease team can now discuss both products with many of the same prescribers, allowing prescribers to reach for Harrow products to treat more of their dry eye patients.

VEVYE is our core dry eye offering and it continues to perform, delivering a record third quarter of $39.7 million in revenue, up 35% sequentially and 75% year over year. That performance reflected continued prescription growth, greater productivity from our expanded sales force, and improving net product pricing (NPP).

This year, we more than doubled the field organization supporting VEVYE, and we are now seeing the return on that investment. Consistent engagement with eye care professionals, or more "feet on the street" is driving adoption as newer representatives establish relationships and become more productive in their territories. Importantly, we believe there is substantial opportunity ahead as the team continues to mature.

Equally important is the progress we are making in translating that demand into sustainable net revenue. Historically, a significant portion of VEVYE prescriptions have been filled through our cash-pay channel, negatively impacting our NPP. In early September, we implemented a plan to increase covered fills and improve revenue per VEVYE prescription. I expect the financial impact from these changes to be evident going forward.

The early indicators of these changes have been encouraging. Covered prescriptions have increased, more prescribers have pursued prior authorizations, and approval rates have been favorable. This is particularly true among Medicare patients, where covered new prescriptions increased significantly in

September. We also began to see the "stacking effect" of refills of these prescriptions in October and we expect that to continue through the balance of the year. While the Medicare population is still a small portion of our overall volume, it signals what broader coverage access can produce as our formulary position continues to improve.

Because of these rule changes, the ratio of covered to cash pay VEVYE prescriptions is reversing, with improved VEVYE prescription economics in Q3, which is a lift that has continued into October. We expect even further NPP improvement this year as a greater proportion of patients access VEVYE through their insurance coverage.

I am pleased to let our stockholders know that we recently expanded VEVYE coverage with a major national plan covering 10+ million commercial lives. This new coverage is expected to take effect on January 1, 2027 and is expected to further catalyze VEVYE's continued growth. On past calls, I discussed our intent to expand VEVYE coverage. Expanding VEVYE coverage such as this new coverage win, should lead to increasing prescription volumes and improved NPP as patients with coverage opt to transition from cash pay to covered.
I'm also excited about what TYRVAYA (varenicline solution) nasal spray brings to Harrow. As the only non-eye drop dry eye disease prescription medication in the U.S. market, TYRVAYA addresses an important unmet need in dry eye disease, comes with an established prescriber base and favorable existing insurance coverage, and fits naturally with the physicians we already serve.

We are about six weeks into the transition from Viatris and things are going well. Dozens of new key account managers have joined our Ocular Surface Disease team and are already in the field, calling on many of the same prescribers they supported before the acquisition, which has helped preserve continuity with customers. Having completed the transfer of key commercial and supply activities, we are beginning to see prescription demand growth for TYRVAYA under Harrow and expect TYRVAYA to continue to grow in 2027.

Retina Portfolio – Building Our Presence in Retina

IHEEZO

IHEEZO generated $25.3 million in third-quarter revenue, up 62% sequentially and 15% year over year. Unit demand totaled 62,210, down approximately 5% from our record second quarter. We generally recognize revenue when product is shipped to a distributor, while reported unit demand reflects units ordered by or shipped to practices, not necessarily units used during the quarter. These figures can, and in our case typically do, differ based on the timing of distributor shipments and purchasing activity at the practice level.

The third quarter has historically been IHEEZO's seasonally slowest period, as summer vacations and fewer procedure days affect activity across many practices. This year, the effect was slightly amplified during the third quarter due to increased second quarter stocking activity by our physician office customers, which was elevated beyond our initial estimates. These were purchases of our discontinued single unit presentation of IHEEZO. That said, we do not view this modest sequential decline as indicative of a change in IHEEZO's underlying growth trajectory.

When comparing the third quarter of this year with the prior year, unit demand increased 21% year over year, and our customer base expanded markedly. As we think about the balance of the year, we are now in IHEEZO's historically strongest quarter.

Here is our read on the initial topline results of QUELL: Recall that QUELL is a Phase 4, randomized, double-masked study of IHEEZO in 231 patients receiving intravitreal injections. We designed QUELL to answer the practical questions retina specialists ask us: How well does it anesthetize the eye? Can it make the experience more comfortable for patients? And can it simplify the procedure and improve efficiency for retina practices? We also didn't make it easy on ourselves. We chose a demanding comparator: proparacaine drops plus a subconjunctival lidocaine injection, a potent injectable anesthetic. We wanted to understand how a topical gel, requiring no additional anesthetic injection, would perform against a regimen that includes one.

QUELL did not meet its pre-specified primary endpoint because successful anesthesia rates were lower than anticipated in both treatment groups. The primary endpoint was successful ocular surface anesthesia, defined as a pain score of 0, meaning no pain, or 1, meaning pressure only, both immediately before and immediately after the injection. Successful ocular surface anesthesia was achieved in 55.2% (63 of 115) of IHEEZO patients versus 59.7% (68 of 113) receiving the injectable anesthesia1. The numbers were close, but we assumed that 88% of patients in each group would achieve successful anesthesia. Unfortunately, the actual rates could not produce a confidence interval narrow enough to fit within the 12-point margin we pre-specified.

The primary endpoint, however, tells only part of the story because patients experience the procedure — the pain associated with it and how their eye feels afterward. And on those measures, QUELL's exploratory findings were encouraging for IHEEZO:

•IHEEZO patients reported less pain in the hours post procedure, including lower cumulative pain through 24 hours (2.9 for the IHEEZO arm versus 3.7 for the injectable arm).
•IHEEZO patients also showed less ocular surface staining in the treated eye (mean increase of 1.7 for the IHEEZO arm versus 3.2 with routine anesthesia, with no change in the untreated eye), suggesting less damage to the ocular surface.
•IHEEZO patients' dryness symptoms improved from baseline by 24 hours.
•Fewer IHEEZO patients experienced adverse events (27% versus 47%).

For retina patients undergoing repeated injections, these findings provide valuable new insights into comfort and tolerability. For busy retina practices, the potential to avoid an additional anesthetic injection could also simplify workflow. I believe QUELL has given us important new clinical evidence that will help retina specialists evaluate IHEEZO's role in their practices, and we look forward to presenting the full results at the Hawaiian Eye & Retina Conference in January 2027.

BYOOVIZ

BYOOVIZ, our biosimilar to LUCENTIS (ranibizumab) developed by Samsung Bioepis, got off to a broader, but shallower start than we expected in its first full quarter of commercialization. While I was pleased with the number of accounts purchasing BYOOVIZ (which exceeded our internal model), most practices started with relatively small initial orders to confirm reimbursement and purchasing processes before committing to larger volumes.
Importantly, ordering accounts increased each month in the quarter, demonstrating that our established retina relationships are helping us introduce BYOOVIZ to practices while also bringing new customers into the Harrow network.
Early reimbursement experience has been favorable, and several accounts have already placed repeat orders. Ordering patterns have grown in Q4 as these practices gain confidence, though it will take time to establish a more consistent purchasing pattern.
1 Primary endpoint percentages are based on Cochran-Mantel-Haenszel (CMH) weights from a stratified CMH analysis (stratified by clinical site and baseline SPEED score). Results are from the full analysis set of 228 patients; 231 patients were randomized, and three discontinued after randomization.

Demand also strengthened as the quarter progressed, with September representing our strongest month, and that momentum has continued through the month of October. Our focus now is to deepen utilization among existing customers while continuing to expand the account base.
It is still early days for BYOOVIZ, and we have wood to chop to build this business into what we believe it can become. Just as importantly, the lessons we are learning from this initial launch will inform the anticipated 2027 launch of OPUVIZ®, our EYLEA®-referenced biosimilar, which we believe represents a substantially larger commercial opportunity for Harrow.

Surgical Portfolio

TRIESENCE

TRIESENCE delivered its strongest quarter under Harrow ownership. Unit demand reached 20,022, up approximately 37% sequentially and approximately 110% year over year, with increasing adoption in ocular inflammation contributing to the growth.

TRIESENCE is a trusted preservative-free injectable corticosteroid therapy. Our expanded surgical commercial team has been successfully introducing the product to more ophthalmologists, and as expected, when surgeons use TRIESENCE and deliver its many clinical benefits to patients, we are seeing elevated re-order rates.

We are optimistic about continued growth because our sales funnel is more robust than at any time since our relaunch. We are also beginning to see TRIESENCE more broadly incorporated into new treatment protocols, which we believe can support more consistent utilization and sustained growth over time.

Results from our ongoing multicenter study evaluating TRIESENCE for surgical inflammation control may further support its use. Enrollment continues, and we anticipate initial data in early 2027.

With a growing customer base, increasing physician adoption, and a significant market opportunity ahead, I believe we are still in the early stages of realizing TRIESENCE's full potential.

G-MELT

We recently completed our pre-NDA meeting with the FDA for G-MELT. Following this meeting, I am pleased to report that we plan to submit our New Drug Application (NDA) before the end of this year. Amir Shojaei, our Chief Scientific Officer, and his team have done a phenomenal job getting us to this milestone filing and are preparing our NDA submission as we speak. We continue to believe the sublingually administered non-opioid G-MELT, if approved for marketing, represents a near-term opportunity to be the only on-label product for sedation during cataract surgery, potentially helping millions of Americans avoid exposure to opioids and IVs during the most common surgical intervention in the United States.

Closing

As we approach the 15-year anniversary of when Andrew and I began building Harrow, I am reminded of Jeff Bezos’s 2000 letter to Amazon shareholders, which, to a certain extent reflects where Harrow finds itself today. Amazon’s stock had fallen more than 80% since his prior letter, and Bezos opened with one word: “Ouch.” He then wrote that “by almost any measure, Amazon.com, the company, is in a stronger position now than at any time in its past,” and simply laid out the operating facts that supported that view. Today, like Bezos in 2000, I see a disconnect between our stock's performance and the operational progress we have made. I also believe we are in a stronger position than at any other time in our history.

Fortunately, what is in our control is consistent operational execution, which I believe is a remedy to the disconnect.

Bezos also cited an observation attributed to Benjamin Graham that many of you are no doubt familiar with: “In the short term, the stock market is a voting machine; in the long term, it’s a weighing machine.” I take that to heart. We cannot control how our stock trades in any given quarter or short term period, but we can control what we build and how well we execute. Our responsibility is to keep building a "heavier" company and to earn your confidence through results, not promises.

Over the past nearly 15 years, from the initial $1 million invested to start Harrow, we have made increasingly significant investments to get to this point. The results of these investments have not always arrived as smoothly or as quickly as we expected. We have learned from those experiences, and our responsibility now is to translate the capabilities we have built into consistent operating and financial performance. That is how we intend to build a stronger company for patients, eye care professionals, employees, and stockholders alike.

Finally, I want to thank each member of the Harrow Family for their dedication and hard work, and our stockholders for your continued support and feedback. We take that trust seriously, and we know we must earn and maintain it through our performance. I look forward to reporting on our progress when we share our full-year results and seeing you in New York City at our upcoming Investor Day in March.

Sincerely,

Mark L. Baum
Founder, Chairman of the Board, and Chief Executive Officer
Nashville, Tennessee

Index to Previous Letters to Stockholders

2026	2025	2024	2023	2022	2021	2020	2019
	4Q 2025	4Q 2024	4Q 2023	4Q 2022	4Q 2021	4Q 2020	4Q 2019
	3Q 2025	3Q 2024	3Q 2023	3Q 2022	3Q 2021	3Q 2020	3Q 2019
2Q 2026	2Q 2025	2Q 2024	2Q 2023	2Q 2022	2Q 2021	2Q 2020
1Q 2026	1Q 2025	1Q 2024	1Q 2023	1Q 2022	1Q 2021	1Q 2020

Commentary on Third Quarter 2026 Financials

Revenues of $99.3 million for the third quarter of 2026 represent a 39% increase over the prior-year third quarter revenues of $71.6 million. Branded products led the way, providing $83.5 million in revenue, up 62% year over year and approximately 84% of total revenue.

Selling, general and administrative (“SG&A”) costs for the third quarter of 2026 were $53.1 million compared with $35.9 million during the same period last year. The increase in SG&A was primarily driven by an increase in headcount and related expenses within our commercial organization, along with an increase in other commercial-related activities.

Research and development (“R&D”) costs for the third quarter of 2026 were $10.3 million compared with $3.3 million during the same period last year. The increase in R&D was primarily driven by costs from NDA enabling clinical trials and formulation development associated with the G-MELT program, and clinical trials for and development of IHEEZO and TRIESENCE.

GAAP net income for the third quarter of 2026 was $9.8 million compared with a GAAP net income of $1.0 million during the same period last year. GAAP net income for the third quarter of 2026 included a $5.0 million gain from the settlement of litigation with Ocular Science, Inc. and OSRX, Inc.

Adjusted EBITDA (a non-GAAP measure) for the third quarter of 2026 was $21.2 million compared with Adjusted EBITDA of $22.8 million during the same quarter last year.

As of September 30, 2026, cash and cash equivalents totaled $75.3 million while accounts receivable stood at $155.3 million.

GAAP gross margins were 75% for the third quarter of 2026 and 75% for the third quarter of 2025.

Additional product-related revenue figures are reflected in the table below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
IHEEZO	$25,297,000	$21,907,000	$42,833,000	$45,465,000
VEVYE	39,699,000	22,626,000	90,033,000	62,783,000
TRIESENCE	10,707,000	3,749,000	20,134,000	4,862,000
Other branded products	7,595,000	3,159,000	16,944,000	8,214,000
Other revenues	164,000	141,000	327,000	312,000
Branded revenue, net	83,462,000	51,582,000	170,271,000	121,636,000
Compounding revenue, net	15,835,000	20,056,000	43,890,000	61,575,000
Total revenues, net	$99,297,000	$71,638,000	$214,161,000	$183,211,000

Third Quarter 2026 Financial Overview

GAAP Operating Results

Selected financial highlights regarding GAAP operating results for the three and nine months ended September 30, 2026 and 2025 are as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Total revenues	$99,297,000	$71,638,000	$214,161,000	$183,211,000
Cost of sales	24,394,000	17,712,000	61,850,000	49,466,000
Gross profit	74,903,000	53,926,000	152,311,000	133,745,000
Selling, general and administrative	53,145,000	35,856,000	149,673,000	109,604,000
Research and development	10,287,000	3,323,000	24,254,000	9,217,000
Total operating expenses	63,432,000	39,179,000	173,927,000	118,821,000
Income (loss) from operations	11,471,000	14,747,000	(21,616,000)	14,924,000
Total other expense, net	(1,208,000)	(13,727,000)	(12,968,000)	(26,689,000)
Income tax expense	(506,000)	—	(531,000)	—
Net income (loss)	$9,757,000	$1,020,000	$(35,115,000)	$(11,765,000)
Net income (loss) per share:
Basic	$0.26	$0.03	$(0.94)	$(0.32)
Diluted	$0.25	$0.03	$(0.94)	$(0.32)

Selected Financial Highlights

Selected financial highlights and Non-GAAP operating results for the three and nine months ended September 30, 2026 and 2025 are as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Total revenues	$99,297,000	$71,638,000	$214,161,000	$183,211,000
Gross margin	75%	75%	71%	73%
Net income (loss)	9,757,000	1,020,000	(35,115,000)	(11,765,000)
Adjusted EBITDA (1)	21,217,000	22,793,000	7,327,000	37,808,000
Net income (loss) per share:
Basic	$0.26	$0.03	$(0.94)	$(0.32)
Diluted	$0.25	$0.03	$(0.94)	$(0.32)

(1)Adjusted EBITDA is a non-GAAP measure. For additional information, including a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, see the explanation of non-GAAP financial measures and reconciliation table at the end of this letter.

FORWARD-LOOKING STATEMENTS

Management’s remarks in this stockholder letter include forward-looking statements within the meaning of federal securities laws. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Harrow’s control, including risks and uncertainties described from time to time in its Securities and Exchange Commission (“SEC”) filings, such as the risks and uncertainties related to the Company’s ability to make commercially available its FDA-approved products and compounded formulations and technologies, FDA approval of certain drug candidates in a timely manner or at all, the timing of the submission of the NDA for G-MELT, the Company’s ability to achieve its revenue and Adjusted EBITDA guidance, the integration of TYRVAYA and the outcome of discussions with the licensor of VEVYE regarding the TYRVAYA acquisition, and the Company’s ability to realize revenue from ex-U.S. commercial arrangements.
For a list and description of those risks and uncertainties, please see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2026, and other filings with the SEC.
Harrow’s results may differ materially from those projected. Harrow disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether because of new information, future events, or otherwise. This stockholder letter contains time-sensitive information and is accurate only as of today.
Additionally, Harrow refers to non-GAAP financial measures in this letter, specifically Adjusted EBITDA. A reconciliation of Adjusted EBITDA with the most directly comparable GAAP measure, net income (loss), is included at the end of this letter.
No compounded formulation is FDA-approved. All compounded formulations are customizable. Other than drugs compounded at a registered outsourcing facility, all compounded formulations require a prescription for an individually identified patient consistent with federal and state laws.
All trademarks, service marks, and trade names included or referenced in this publication are the property of their respective owners.

Non-GAAP Financial Measures
In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA, an unaudited financial measure that is not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA is considered a “non-GAAP” financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA provides meaningful supplemental information regarding the Company’s performance because (i) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) it is used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA, and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

Adjusted EBITDA

The Company defines Adjusted EBITDA as net income (loss), excluding the effects of stock-based compensation and expenses, interest, taxes, depreciation, amortization, loss on extinguishment of debt, litigation settlement gains and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net income (loss). Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net income (loss) as a measure of operating performance or to net cash provided by (used in) operating, investing, or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net income (loss), for the three and nine months ended September 30, 2026 and for the same periods in 2025:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
GAAP net income (loss)	$9,757,000	$1,020,000	$(35,115,000)	$(11,765,000)
Stock-based compensation and expenses	3,728,000	3,271,000	11,354,000	8,702,000
Interest expense, net	6,208,000	6,038,000	17,968,000	18,994,000
Income tax expense	506,000	—	531,000	—
Depreciation	446,000	490,000	1,361,000	1,451,000
Amortization of intangible assets	5,572,000	4,224,000	16,228,000	12,676,000
Loss on extinguishment of debt	—	7,750,000	—	7,750,000
Litigation settlement gain	(5,000,000)	—	(5,000,000)	—
Adjusted EBITDA	$21,217,000	$22,793,000	$7,327,000	$37,808,000